EXHIBIT 99.1

IFOX Logo

Media Contacts:                                       Investor Relations:
Michael L. Wilczak                                    William McHale
Infocrossing, Inc.                                    Infocrossing, Inc.
201-840-4941                                          201-840-4732
mwilczak@infocrossing.com                             wmchale@infocrossing.com

                            INFOCROSSING ACQUIRES SMS

LEONIA, NEW JERSEY, APRIL 5, 2004 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of strategic IT and business process outsourcing solutions to large and mid-sized companies, announced today that the Company has completed its acquisition of ITO Acquisition Corp, a data center outsourcing company doing business as Systems Management Specialists (SMS), for $35 million in cash and 135,892 shares of Infocrossing stock.

SMS, headquartered in Orange County, California, provides computing operations, business process outsourcing and managed application services to nearly forty clients primarily in the western United States. The company's business model is based on signing long-term, recurring revenue commitments for services delivered from a data center infrastructure. The deal combines two strong regional service providers with complementary services to create a single outsourcing company with national scale, an impressive client base, multi-platform expertise and a full complement of outsourcing solutions.

"The acquisition of SMS positions Infocrossing as a national provider in the strategic outsourcing market," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "The deal moves Infocrossing from a strong regional service provider to a company with national scale and coast-to-coast operations. The greater capabilities and market presence will enable Infocrossing to offer greater value to our clients, target additional opportunities for growth, and continue toward our vision of becoming a recognized leader among providers of strategic outsourcing services in the United States," Mr. Lonstein concluded.

SMS is expected to add approximately $33 million to Infocrossing's gross revenue during the next twelve months. Synergistic benefits are expected to be realized throughout 2004 and the acquisition is expected to be accretive on an earnings per share basis in 2004.

In connection with the acquisition, Patrick A. Dolan, the former Chairman & Chief Executive Officer of SMS, has become President & Chief Operating Officer of Infocrossing. Robert B. Wallach, previously President & Chief Operating Officer of Infocrossing, has been promoted to the position of Vice Chairman of the Company.

Infocrossing financed the acquisition of SMS with a portion of the net proceeds received from its recently completed private placement of common stock and from debt financing provided by CapitalSource Finance LLC pursuant to a $15 million term loan under Infocrossing's amended and restated term loan agreement.


ABOUT INFOCROSSING

Infocrossing, Inc. (IFOX) is a provider of strategic outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the management of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.



This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of SMS; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.